Exhibit 99.1

Isolagen Names Nicholas L. Teti, Jr. Chairman and Chief Executive Officer

EXTON, Pa., June 6 /PRNewswire-FirstCall/ — Isolagen, Inc. (Amex: ILE - News) announced today that the Board of Directors named Nicholas L. Teti, Jr. Chairman and Chief Executive Officer (CEO), effective immediately.

Mr. Teti, 53, has more than 30 years industry experience. He recently served as the Chairman of the Board and CEO of Inamed Corporation, a position he assumed in July 2001. Prior to his tenure at Inamed, Mr. Teti spent 25 years at DuPont and DuPont Merck in a number of senior management positions including President and CEO of DuPont Pharmaceuticals.

“This is great news for the Company. Nick’s experience is exactly what Isolagen needs,” stated Susan Ciallella, who will continue to serve as President of Isolagen. “Nick has proved that he can develop and implement a clear business strategy for a number of different companies. He is an industry leader who has strong experience and understands the regulatory, clinical development and marketing process for products. His management style and relationship with the investment community are also a positive. I look forward to working with him.”

“I am impressed with Isolagen’s technology, management and overall potential,” said Mr. Teti. “I am honored to join the company. I believe the Isolagen Process has promise as an R&D platform that could have broad application in a variety of areas. I am excited to get started.”

Mr. Teti earned an MBA in healthcare administration and a BA in economics from St. Joseph’s University in Philadelphia, PA.

About Isolagen, Inc.

Isolagen specializes in the development and commercialization of autologous cellular therapies for soft and hard tissue regeneration. The company’s product candidates are based on its proprietary Isolagen Process. Based on the accumulated experience of the company through its retrospective study, clinical trials and treatment of patients in the United Kingdom, the company believes that the Isolagen Process utilizes the patient’s own cells to create safe and effective therapies to treat the underlying cause of the patient’s condition. Autologous cellular therapy is the process whereby a patient’s own cells are extracted, allowed to multiply and then injected into the patient. Isolagen’s product candidates are designed to be minimally invasive and non-surgical. For additional information, please visit: http://www.isolagen.com.

Forward-looking statements in this release, such as statements by individuals associated with the Company about the personal traits, qualifications or experience of another person or the ability to use the Isolagen Process as an R&D platform that could have broad application in a variety of areas, are made pursuant to the safe harbor provisions of the federal securities laws. Information contained in forward-looking statements is based on current expectations and is subject to change, and actual results may differ materially from the forward-looking statements. Isolagen, Inc. does not undertake to update any such forward-looking statements or to publicly announce developments or events relating to the matters described herein.

Source: Isolagen, Inc.